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Exhibit 99.1

United Pan-Europe Communications NV (ticker: UPCOY, exchange:
Nasdaq) News Release - Monday, March 13, 2000


Share Split Approved By UPC Investors

AMSTERDAM, The Netherlands, March 13 /PRNewswire/ - At an Extraordinary General Meeting of Shareholders of United Pan-Europe Communications (UPC) held today, 13 March 2000, in Amsterdam, the motion to split each Class Ordinary A share of UPC into three shares was carried. At the same meeting the motion to appoint a new Member of the Board of Management was carried.

The new Member of the Board appointed today is Mr. Ton Tuijten, who will join the Board with immediate effect. Mr. Tuijten is General Counsel of UPC and succeeds Mr. Ton van Voskuijlen, who, for personal reasons, recently resigned as a Member of the Board and an Executive of UPC.

About United Pan-Europe Communications:

United Pan-Europe Communications (AEX: UPC) (Nasdaq:UPCOY) is one of the most innovative broadband communications companies in Europe and owns and operates the largest pan-European group of broadband communications networks. UPC provides cable television, telephony, high-speed Internet access and programming services in thirteen countries across Europe and in Israel. As of January 31, 2000, on an aggregate basis, UPC's systems passed approximately 10.5 million homes with more than 6.8 million basic cable subscribers. In addition, UPC systems had 226,700 residential telephony lines and 19,500 business telephony lines as well as 130,100 residential Internet subscribers and 3,600 business Internet subscribers. UPC is a consolidated subsidiary of Denver based UnitedGlobalCom Inc. SOURCE United Pan-Europe Communications

CONTACT: Henrietta Hirst, Director of Group Corporate Communications of United Pan-Europe Communications, 44-207-518-7996, or Mobile, 44-7880-742-375,

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